Exhibit 99.1
Customers Bancorp, Inc. (NYSE:CUBI)
701 Reading Avenue
West Reading, PA 19611

Contact:
Jordan Baucum, Head of Corporate Communications 951-608-8314
Customers Bancorp Reports Results for Fourth Quarter and Full Year 2024
Fourth Quarter 2024 Highlights
•Q4 2024 net income available to common shareholders was $23.3 million, or $0.71 per diluted share; ROAA was 0.48% and ROCE was 5.50%.
•Q4 2024 core earnings*1 were $44.2 million, or $1.36 per diluted share; Core ROAA* was 0.86% and Core ROCE* was 10.44%.
•Q4 2024 net income available to common shareholders included $20.0 million of post-tax losses in connection with the securities portfolio repositioning executed to improve structural liquidity, reduce asset sensitivity and benefit margin.
•Total loans and leases held for investment grew by $671.1 million in Q4 2024 from Q3 2024 or 19% annualized.
•Total deposits increased by $777.1 million or 4.3% in Q4 2024 from Q3 2024.
•Non-interest bearing demand deposits increased $937.5 million or 20.1% in Q4 2024 from Q3 2024; non-interest bearing deposits represented 29.7% of total deposits at December 31, 2024.
•Q4 2024 average cost of deposits was 3.07% compared to Q3 2024 of 3.46%, a decrease of 39 basis points.
•Q4 2024 net interest margin, tax equivalent (“NIM”) was 3.11%, compared to Q3 2024 NIM of 3.06%, an increase of 5 basis points primarily due to lower deposit costs.
•Ratio of non-performing assets to total assets was 0.25% at December 31, 2024 compared to 0.22% at September 30, 2024.
•Q4 2024 provision for credit losses on loans and leases was $18.2 million compared to $17.8 million in Q3 2024 and the allowance for credit losses on loans and leases equaled 316% of non-performing loans at December 31, 2024, compared to 281% at September 30, 2024.
•CET 1 ratio of 12.0%2 at December 31, 2024, compared to 12.5% at September 30, 2024.
•TCE / TA ratio* of 7.6% at December 31, 2024, compared to 7.7% at September 30, 2024.
•Q4 2024 book value per share and tangible book value per share* both grew by approximately $1.12, or 2.1% over Q3 2024, or 8.4% annualized, with a tangible book value per share* of $54.08 at December 31, 2024. This was driven by current quarter earnings and a decrease in AOCI losses of $9.5 million.

*Non-GAAP measure. Customers’ reasons for the use of the non-GAAP measure and a detailed reconciliation between the non-GAAP measure and the comparable GAAP amount are included at the end of this document.

[1] Excludes pre-tax losses on investment securities of $26.7 million, severance expense of $1.6 million, derivative credit valuation adjustment of $0.4 million, unrealized gain on equity method investments of $0.4 million, legal settlement of $0.2 million and unrealized losses on loans held for sale of $0.1 million.

[2] Regulatory capital ratios as of December 31, 2024 are estimates.

Full Year 2024 Highlights
•2024 net income available to common shareholders was $166.4 million, or $5.09 per diluted share; ROAA was 0.85% and ROCE was 10.36%.
•2024 core earnings* were $183.1 million, or $5.60 per diluted share; Core ROAA* was 0.92% and Core ROCE* was 11.40%.
•Total loans and leases held for investment grew by $1.6 billion or 12.3% from December 31, 2023 to December 31, 2024.
•Total deposits increased by $926.2 million or 5.2%, from December 31, 2023 to December 31, 2024.
•Non-interest bearing demand deposits increased $1.2 billion, or 26.8%, from December 31, 2023 to December 31, 2024.
•2024 NIM was 3.15% compared to 2023 NIM of 3.29%.
•Ratio of non-performing assets to total assets was 0.25% at December 31, 2024 compared to 0.13% at December 31, 2023.
•Allowance for credit losses on loans and leases equaled 316% of non-performing loans at December 31, 2024, compared to 499% at December 31, 2023.
•CET 1 capital ratio of 12.0%1 at December 31, 2024, compared to 12.2% at December 31, 2023.
•TCE / TA ratio* of 7.6% at December 31, 2024, compared to 7.0% at December 31, 2023.
•Book value per share and tangible book value per share* grew year over year by approximately $6.47 or 13.6%, driven by strong 2024 annual earnings combined with the decreased AOCI losses of $40.0 million over the same time period. Tangible book value per share* has grown at a 16% compound annual growth rate (CAGR) over the past 5 years, significantly higher than the regional bank peer median2 of 4%.
•Repurchased 393,303 common shares below book value at a weighted-average price of $48.36 for $19.2 million in 2024.

*Non-GAAP measure. Customers’ reasons for the use of the non-GAAP measure and a detailed reconciliation between the non-GAAP measure and the comparable GAAP amount is included at the end of this document.

[1] Regulatory capital ratios as of December 31, 2024 are estimates.
[2] Regional bank peers based on selected 2024 proxy peers with a reporting date on or before January 22, 2025.

CEO Commentary
West Reading, Pa, January 23, 2025 - “We are pleased to share our fourth quarter and full year 2024 results that highlight the company’s continuing incredible deposit transformation and underscore our success in growing franchise value in a competitive market environment. Exceptional client service is the cornerstone of our culture and business model, and is so important it is in our name. To measure customer satisfaction, we recently participated in an annual Net Promoter Score survey, also known as NPS. Our most recent score of 73 is well above the U.S. banking industry average of 411 and is above the scores of many other service-oriented brands across all industries. We are delighted by the positive response from our customers and the trust they place in us. This is a testament to our customer-centric mindset and commitment to service provided by our extraordinary colleagues,” said Customers Bancorp Chairman and CEO Jay Sidhu.
“In the fourth quarter, we once again brought in over $1 billion of gross deposit inflows which we utilized in part to paydown higher-cost and brokered deposits. Non-interest bearing deposits increased by $937.5 million and represented 29.7% of total deposits at December 31, 2024. These efforts, along with proactive management of the cost of our existing deposit portfolio, resulted in a 39 basis point reduction in our cost of deposits during the quarter.
Our deposit pipelines continue to expand with a significant conversion ratio. In addition, deposit focused teams we have recruited since March 2023 managed $1.7 billion or 9% of total deposits. Enhanced by their efforts, we’ve increased commercial deposit accounts by 48% over the past two years, adding granular and sticky relationships while significantly lowering our cost of deposits, increasing our non-interest bearing deposits, and driving franchise value. During the quarter, we opportunistically repositioned a portion of the securities portfolio to improve structural liquidity, reduce asset sensitivity and benefit margin. Even with the repositioning transaction and balance sheet growth we experienced during the quarter, our TCE / TA ratio* remained roughly flat. 2024 was a year in which we made significant investments in our future. We believe the company is extremely well-positioned to continue to strengthen our deposit franchise, improve our profitability, and maintain our already strong capital ratios,” stated Jay Sidhu.
“Our Q4 2024 GAAP earnings were $23.3 million, or $0.71 per diluted share, and core earnings* were $44.2 million, or $1.36 per diluted share. Fourth quarter GAAP results include losses in connection the accretive securities portfolio repositioning. We maintain a strong liquidity position, with $9.1 billion of liquidity immediately available, which covers approximately 159% of uninsured deposits2 and our loan to deposit ratio was 78%, at December 31, 2024. We continue to focus on loan production where we have a holistic and primary relationship. Total loans and leases held for investment grew by $671.1 million which represent a 19% annualized growth rate, driven by strong commercial loan growth of $683.1 million led by growth in our existing specialized lending verticals. In 2024, total loans and leases held for investment grew by $1.6 billion which represent a 12.3% growth rate. Asset quality remains strong with our NPA ratio at just 0.25% of total assets and reserve levels are robust at 316% of total non-performing loans at the end of Q4 2024. Total net charge-offs declined by $2.4 million. Our exposure to the higher risk commercial real estate office sector is minimal, representing approximately 1% of the loan portfolio. We will remain disciplined, but opportunistic, with our balance sheet capacity to manage risk and maintain robust capital levels. Tangible Book Value per share* grew to $54.08. We believe that our unique strategy and the investments we have and are making, along with the exceptional talent in our organization, will position us for success in 2025 and beyond. We are extremely excited about the future of this company especially in what we expect to be a more favorable banking environment,” Jay Sidhu continued.

*Non-GAAP measure. Customers’ reasons for the use of the non-GAAP measure and a detailed reconciliation between the non-GAAP measure and the comparable GAAP amount are included at the end of this document.

[1] The Qualtrics U.S. Banking Relational Net Promoter® Score (NPS®) benchmark is derived from Qualtrics' vast Customer Experience dataset. The dataset includes 2022-2023 anonymized results from 50+ U.S. banking organizations, covering 80+ separate relationship surveys, and encompassing 400,000 individual survey respondents.

[2] Uninsured deposits (estimate) of $7.3 billion to be reported on the Bank’s call report, less deposits of $1.5 billion collateralized by standby letters of credit from the FHLB and from our affiliates of $176.2 million.

Financial Highlights

(Dollars in thousands, except per share data)	At or Three Months Ended		Increase (Decrease)
	December 31, 2024	September 30, 2024
Profitability Metrics:
Net income available for common shareholders	$23,266	$42,937	$(19,671)	(45.8)%
Diluted earnings per share	$0.71	$1.31	$(0.60)	(45.8)%
Core earnings*	$44,168	$43,838	$330	0.8%
Adjusted core earnings*	$44,168	$41,381	$2,787	6.7%
Core earnings per share*	$1.36	$1.34	$0.02	1.5%
Adjusted core earnings per share*	$1.36	$1.26	$0.10	7.9%
Return on average assets (“ROAA”)	0.48%	0.88%	(0.40)
Core ROAA*	0.86%	0.89%	(0.03)
Adjusted core ROAA*	0.86%	0.85%	0.01
Return on average common equity (“ROCE”)	5.50%	10.44%	(4.94)
Core ROCE*	10.44%	10.66%	(0.22)
Adjusted core ROCE*	10.44%	10.06%	0.38
Core pre-tax pre-provision net income*	$84,224	$64,824	$19,400	29.9%
Adjusted core pre-tax pre-provision net income*	$84,224	$61,827	$22,397	36.2%
Net interest margin, tax equivalent	3.11%	3.06%	0.05
Yield on loans (Loan yield)	6.78%	6.99%	(0.21)
Cost of deposits	3.07%	3.46%	(0.39)
Efficiency ratio	56.86%	62.40%	(5.54)
Core efficiency ratio*	56.12%	61.69%	(5.57)
Adjusted core efficiency ratio*	56.12%	63.48%	(7.36)
Non-interest expense to average total assets	1.98%	1.95%	0.03
Core non-interest expense to average total assets*	1.95%	1.94%	0.01
Adjusted core non-interest expense to average total assets*	1.95%	1.99%	(0.04)
Balance Sheet Trends:
Total assets	$22,308,241	$21,456,082	$852,159	4.0%
Total cash and investment securities	$6,797,562	$6,564,528	$233,034	3.5%
Total loans and leases	$14,653,556	$14,053,116	$600,440	4.3%
Non-interest bearing demand deposits	$5,608,288	$4,670,809	$937,479	20.1%
Total deposits	$18,846,461	$18,069,389	$777,072	4.3%
Capital Metrics:
Common Equity	$1,698,889	$1,663,386	$35,503	2.1%
Tangible Common Equity*	$1,695,260	$1,659,757	$35,503	2.1%
Common Equity to Total Assets	7.6%	7.8%	(0.2)
Tangible Common Equity to Tangible Assets*	7.6%	7.7%	(0.1)
Book Value per common share	$54.20	$53.07	$1.13	2.1%
Tangible Book Value per common share*	$54.08	$52.96	$1.12	2.1%
Common equity Tier 1 capital ratio (1)	12.0%	12.5%	(0.5)
Total risk based capital ratio (1)	14.8%	15.4%	(0.6)

(1) Regulatory capital ratios as of December 31, 2024 are estimates.
*Non-GAAP measure. Customers’ reasons for the use of the non-GAAP measure and a detailed reconciliation between the non-GAAP measure and the comparable GAAP amount are included at the end of this document.

Financial Highlights

(Dollars in thousands, except per share data)	At or Three Months Ended		Increase (Decrease)		Twelve Months Ended		Increase (Decrease)
	December 31, 2024	December 31, 2023			December 31, 2024	December 31, 2023
Profitability Metrics:
Net income available for common shareholders	$23,266	$58,223	$(34,957)	(60.0)%	$166,429	$235,448	$(69,019)	(29.3)%
Diluted earnings per share	$0.71	$1.79	$(1.08)	(60.3)%	$5.09	$7.32	$(2.23)	(30.5)%
Core earnings*	$44,168	$61,633	$(17,465)	(28.3)%	$183,105	$248,233	$(65,128)	(26.2)%
Adjusted core earnings*	$44,168	$61,633	$(17,465)	(28.3)%	$189,253	$248,233	$(58,980)	(23.8)%
Core earnings per share*	$1.36	$1.90	$(0.54)	(28.4)%	$5.60	$7.72	$(2.12)	(27.5)%
Adjusted core earnings per share*	$1.36	$1.90	$(0.54)	(28.4)%	$5.78	$7.72	$(1.94)	(25.1)%
Return on average assets (“ROAA”)	0.48%	1.16%	(0.68)		0.85%	1.16%	(0.31)
Core ROAA*	0.86%	1.22%	(0.36)		0.92%	1.22%	(0.30)
Adjusted core ROAA*	0.86%	1.22%	(0.36)		0.95%	1.22%	(0.27)
Return on average common equity (“ROCE”)	5.50%	15.93%	(10.43)		10.36%	17.33%	(6.97)
Core ROCE*	10.44%	16.87%	(6.43)		11.40%	18.27%	(6.87)
Adjusted core ROCE*	10.44%	16.87%	(6.43)		11.78%	18.27%	(6.49)
Core pre-tax pre-provision net income*	$84,224	$101,884	$(17,660)	(17.3)%	$321,942	$416,563	$(94,621)	(22.7)%
Adjusted core pre-tax pre-provision net income*	$84,224	$101,884	$(17,660)	(17.3)%	$330,259	$416,563	$(86,304)	(20.7)%
Net interest margin, tax equivalent	3.11%	3.31%	(0.20)		3.15%	3.29%	(0.14)
Yield on loans (Loan yield)	6.78%	7.30%	(0.52)		6.99%	7.16%	(0.17)
Cost of deposits	3.07%	3.39%	(0.32)		3.34%	3.27%	0.07
Efficiency ratio	56.86%	49.08%	7.78		56.21%	46.49%	9.72
Core efficiency ratio*	56.12%	46.70%	9.42		56.25%	45.45%	10.80
Adjusted core efficiency ratio*	56.12%	46.70%	9.42		55.11%	45.45%	9.66
Non-interest expense to average total assets	1.98%	1.75%	0.23		1.95%	1.64%	0.31
Core non-interest expense to average total assets*	1.95%	1.67%	0.28		1.92%	1.62%	0.30
Adjusted core non-interest expense to average total assets*	1.95%	1.67%	0.28		1.88%	1.62%	0.26

(1) Regulatory capital ratios as of December 31, 2024 are estimates.
*Non-GAAP measure. Customers’ reasons for the use of the non-GAAP measure and a detailed reconciliation between the non-GAAP measure and the comparable GAAP amount are included at the end of this document.

Financial Highlights

(Dollars in thousands, except per share data)	At or Three Months Ended		Increase (Decrease)
	December 31, 2024	December 31, 2023
Balance Sheet Trends:
Total assets	$22,308,241	$21,316,265	$991,976	4.7%
Total cash and investment securities	$6,797,562	$7,355,156	$(557,594)	(7.6)%
Total loans and leases	$14,653,556	$13,202,084	$1,451,472	11.0%
Non-interest bearing demand deposits	$5,608,288	$4,422,494	$1,185,794	26.8%
Total deposits	$18,846,461	$17,920,236	$926,225	5.2%
Capital Metrics:
Common Equity	$1,698,889	$1,500,600	$198,289	13.2%
Tangible Common Equity*	$1,695,260	$1,496,971	$198,289	13.2%
Common Equity to Total Assets	7.6%	7.0%	0.6
Tangible Common Equity to Tangible Assets*	7.6%	7.0%	0.6
Book Value per common share	$54.20	$47.73	$6.47	13.6%
Tangible Book Value per common share*	$54.08	$47.61	$6.47	13.6%
Common equity Tier 1 capital ratio (1)	12.0%	12.2%	(0.2)
Total risk based capital ratio (1)	14.8%	15.3%	(0.5)

(1) Regulatory capital ratios as of December 31, 2024 are estimates.
*Non-GAAP measure. Customers’ reasons for the use of the non-GAAP measure and a detailed reconciliation between the non-GAAP measure and the comparable GAAP amount are included at the end of this document.

Key Balance Sheet Trends
Loans and Leases
The following table presents the composition of total loans and leases as of the dates indicated:

(Dollars in thousands)	December 31, 2024	% of Total	September 30, 2024	% of Total	December 31, 2023	% of Total
Loans and Leases Held for Investment
Commercial:
Commercial & industrial:
Specialized lending	$5,842,420	40.4%	$5,468,507	39.7%	$5,006,693	38.9%
Other commercial & industrial (1)	1,062,631	7.4	1,087,222	7.9	1,162,317	9.1
Mortgage finance	1,440,847	10.0	1,367,617	9.9	1,014,742	7.9
Multifamily	2,252,246	15.6	2,115,978	15.4	2,138,622	16.6
Commercial real estate owner occupied	1,100,944	7.6	981,904	7.1	797,319	6.2
Commercial real estate non-owner occupied	1,359,130	9.4	1,326,591	9.6	1,177,650	9.2
Construction	147,209	1.0	174,509	1.3	166,393	1.2
Total commercial loans and leases	13,205,427	91.4	12,522,328	90.9	11,463,736	89.1
Consumer:
Residential	496,559	3.4	500,786	3.6	484,435	3.8
Manufactured housing	33,123	0.3	34,481	0.3	38,670	0.3
Installment:
Personal	463,854	3.2	453,739	3.3	555,533	4.3
Other	249,799	1.7	266,362	1.9	319,393	2.5
Total installment loans	713,653	4.9	720,101	5.2	874,926	6.8
Total consumer loans	1,243,335	8.6	1,255,368	9.1	1,398,031	10.9
Total loans and leases held for investment	$14,448,762	100.0%	$13,777,696	100.0%	$12,861,767	100.0%

Loans Held for Sale
Residential	$1,836	0.9%	$2,523	0.9%	$1,215	0.3%
Installment:
Personal	40,903	20.0	55,799	20.3	151,040	44.4
Other	162,055	79.1	217,098	78.8	188,062	55.3
Total installment loans	202,958	99.1	272,897	99.1	339,102	99.7
Total loans held for sale	$204,794	100.0%	$275,420	100.0%	$340,317	100.0%

Total loans and leases portfolio	$14,653,556		$14,053,116		$13,202,084
(1)    Includes PPP loans of $22.8 million, $30.5 million and $74.7 million as of December 31, 2024, September 30, 2024 and December 31, 2023, respectively.
Loans and Leases Held for Investment
Loans and leases held for investment were $14.4 billion at December 31, 2024, up $671.1 million, or 4.9%, from September 30, 2024. Specialized lending increased by $373.9 million, or 6.8% quarter-over-quarter, to $5.8 billion. Multifamily loans increased by $136.3 million, or 6.4% to $2.3 billion. Owner-occupied commercial real estate loans increased by $119.0 million, or 12.1% to $1.1 billion. Mortgage finance loans increased by $73.2 million, or 5.4% to $1.4 billion. Non-owner occupied commercial real estate loans increased by $32.5 million, or 2.5% to $1.4 billion. These increases were partially offset by a decrease in other commercial and industrial loans of $24.6 million, or 2.3%, to $1.1 billion.
Loans and leases held for investment of $14.4 billion at December 31, 2024 were up $1.6 billion, or 12.3%, year-over-year. Specialized lending increased by $835.7 million, or 16.7% year-over-year. Mortgage finance loans increased by $426.1 million. Owner-occupied commercial real estate loans increased by $303.6 million. Non-owner occupied commercial real estate loans increased by $181.5 million. Multifamily loans increased by $113.6 million. These increases were partially offset by decreases in consumer installment loans of $161.3 million and other commercial and industrial loans of $99.7 million.

Loans Held for Sale
Loans held for sale decreased $70.6 million quarter-over-quarter, and were $204.8 million at December 31, 2024.
Allowance for Credit Losses on Loans and Leases

The following table presents the allowance for credit losses on loans and leases as of the dates and for the periods presented:

	At or Three Months Ended		Increase (Decrease)	At or Three Months Ended		Increase (Decrease)
(Dollars in thousands)	December 31, 2024	September 30, 2024		December 31, 2024	December 31, 2023
Allowance for credit losses on loans and leases	$136,775	$133,158	$3,617	$136,775	$135,311	$1,464
Provision (benefit) for credit losses on loans and leases	$18,229	$17,766	$463	$18,229	$13,420	$4,809
Net charge-offs from loans held for investment	$14,612	$17,044	$(2,432)	$14,612	$17,322	$(2,710)
Annualized net charge-offs to average loans and leases	0.41%	0.50%		0.41%	0.51%
Coverage of credit loss reserves for loans and leases held for investment	1.04%	1.06%		1.04%	1.13%
Net charge-offs decreased with $14.6 million in Q4 2024, compared to $17.0 million in Q3 2024 and $17.3 million in Q4 2023.
Provision (benefit) for Credit Losses

	Three Months Ended		Increase (Decrease)	Three Months Ended		Increase (Decrease)
(Dollars in thousands)	December 31, 2024	September 30, 2024		December 31, 2024	December 31, 2023
Provision (benefit) for credit losses on loans and leases	$18,229	$17,766	$463	$18,229	$13,420	$4,809
Provision (benefit) for credit losses on available for sale debt securities	2,965	(700)	3,665	2,965	103	2,862
Provision for credit losses	21,194	17,066	4,128	21,194	13,523	7,671
Provision (benefit) for credit losses on unfunded commitments	(664)	642	(1,306)	(664)	(136)	(528)
Total provision for credit losses	$20,530	$17,708	$2,822	$20,530	$13,387	$7,143
The provision for credit losses on loans and leases in Q4 2024 was $18.2 million, compared to $17.8 million in Q3 2024. The higher provision in Q4 2024 was primarily due to slight deterioration in macroeconomic forecasts.
The provision for credit losses on available for sale investment securities in Q4 2024 was a provision of $3.0 million, compared to a benefit to provision of $0.7 million in Q3 2024.
The provision for credit losses on loans and leases in Q4 2024 was $18.2 million, compared to $13.4 million in Q4 2023. The higher provision in Q4 2024 compared to the year ago period was primarily due to higher balances in commercial and industrial loan balances held for investment, partially offset by improvements in macroeconomic forecasts and lower balances in consumer installment loans held for investment.
The provision for credit losses on available for sale investment securities in Q4 2024 was a provision of $3.0 million compared to $0.1 million in Q4 2023.

Asset Quality
The following table presents asset quality metrics as of the dates indicated:

(Dollars in thousands)	December 31, 2024	September 30, 2024	Increase (Decrease)	December 31, 2024	December 31, 2023	Increase (Decrease)
Non-performing assets (“NPAs”):
Nonaccrual / non-performing loans (“NPLs”)	$43,275	$47,326	$(4,051)	$43,275	$27,110	$16,165
Non-performing assets	$55,807	$47,326	$8,481	$55,807	$27,209	$28,598
NPLs to total loans and leases	0.30%	0.34%		0.30%	0.21%
Reserves to NPLs	316.06%	281.36%		316.06%	499.12%
NPAs to total assets	0.25%	0.22%		0.25%	0.13%

Loans and leases (1) risk ratings:
Commercial loans and leases
Pass	$11,403,930	$10,844,500	$559,430	$11,403,930	$9,955,243	$1,448,687
Special Mention	175,055	178,026	(2,971)	175,055	196,182	(21,127)
Substandard	282,563	218,921	63,642	282,563	339,664	(57,101)
Total commercial loans and leases	11,861,548	11,241,447	620,101	11,861,548	10,491,089	1,370,459
Consumer loans
Performing	1,227,359	1,240,581	(13,222)	1,227,359	1,379,603	(152,244)
Non-performing	15,976	14,787	1,189	15,976	18,428	(2,452)
Total consumer loans	1,243,335	1,255,368	(12,033)	1,243,335	1,398,031	(154,696)
Loans and leases receivable (1)	$13,104,883	$12,496,815	$608,068	$13,104,883	$11,889,120	$1,215,763

(1)    Risk ratings are assigned to loans and leases held for investment, and excludes loans held for sale, loans receivable, mortgage finance, at fair value and eligible PPP loans that are fully guaranteed by the Small Business Administration.
Over the last decade, the Bank has developed a suite of commercial loan products with one particularly important common denominator: a relatively low credit risk assumption. The Bank’s commercial and industrial (“C&I”), mortgage finance, corporate and specialized lending lines of business, and multifamily loans for example, are characterized by conservative underwriting standards and historically low loss rates. Because of this emphasis, the Bank’s credit quality to date has been incredibly healthy despite a challenging economic and rate environment. Maintaining strong asset quality also requires a highly active portfolio monitoring process. In addition to frequent client outreach and monitoring at the individual loan level, management employs a bottom-up data driven approach to analyze the commercial portfolio.
Total consumer installment loans held for investment at December 31, 2024 were less than 4% of total assets and approximately 5% of total loans and leases held for investment, and were supported by an allowance for credit losses of $49.7 million. At December 31, 2024, the consumer installment portfolio had the following characteristics: average original FICO score of 742, average debt-to-income of 20% and average borrower income of $102 thousand.
Non-performing loans at December 31, 2024 decreased to 0.30% of total loans and leases, compared to 0.34% at September 30, 2024 and increased, compared to 0.21% at December 31, 2023.
Investment Securities
The investment securities portfolio, including debt securities classified as available for sale (“AFS”) and held to maturity (“HTM”) provides periodic cash flows through regular maturities and amortization, can be used as collateral to secure additional funding, and is an important component of the Bank’s liquidity position.
The following table presents the composition of the investment securities portfolio as of the dates indicated:

(Dollars in thousands)	December 31, 2024	September 30, 2024	December 31, 2023
Debt securities, available for sale	$1,985,438	$2,377,733	$2,376,860
Equity securities	34,256	34,336	28,780
Investment securities, at fair value	2,019,694	2,412,069	2,405,640
Debt securities, held to maturity	991,937	1,064,437	1,103,170
Total investment securities portfolio	$3,011,631	$3,476,506	$3,508,810

Customers’ securities portfolio is highly liquid, short in duration, and high in yield. At December 31, 2024, the AFS debt securities portfolio had a spot yield of 5.62%, an effective duration of approximately 2.6 years, and approximately 32% are variable rate. Additionally, 66% of the AFS securities portfolio was AAA rated at December 31, 2024.
At December 31, 2024, the HTM debt securities portfolio represented only 4.4% of total assets at December 31, 2024, had a spot yield of 4.13% and an effective duration of approximately 3.5 years. Additionally, at December 31, 2024, approximately 44% of the HTM securities were AAA rated and 52% were credit enhanced asset backed securities with no current expectation of credit losses.
Deposits
The following table presents the composition of our deposit portfolio as of the dates indicated:

(Dollars in thousands)	December 31, 2024	% of Total	September 30, 2024	% of Total	December 31, 2023	% of Total
Demand, non-interest bearing	$5,608,288	29.7%	$4,670,809	25.9%	$4,422,494	24.7%
Demand, interest bearing	5,553,698	29.5	5,606,500	31.0	5,580,527	31.1
Total demand deposits	11,161,986	59.2	10,277,309	56.9	10,003,021	55.8
Savings	1,131,819	6.0	1,399,968	7.7	1,402,941	7.8
Money market	3,844,451	20.4	3,961,028	21.9	3,226,395	18.0
Time deposits	2,708,205	14.4	2,431,084	13.5	3,287,879	18.4
Total deposits	$18,846,461	100.0%	$18,069,389	100.0%	$17,920,236	100.0%
Total deposits increased $777.1 million, or 4.3%, to $18.8 billion at December 31, 2024 as compared to the prior quarter. Non-interest bearing demand deposits increased $937.5 million, or 20.1%, to $5.6 billion and time deposits increased $277.1 million, or 11.4%, to $2.7 billion. These increases were offset by decreases in savings deposits of $268.1 million, or 19.2%, to $1.1 billion, money market deposits of $116.6 million, or 2.9%, to $3.8 billion and interest bearing demand deposits of $52.8 million, or 0.9%, to $5.6 billion. The total average cost of deposits decreased by 39 basis points to 3.07% in Q4 2024 from 3.46% in the prior quarter primarily due to a favorable shift in deposit mix and lower market interest rates. Total estimated uninsured deposits were $5.7 billion1, or 30% of total deposits (inclusive of accrued interest) at December 31, 2024.
Total deposits increased $926.2 million, or 5.2%, to $18.8 billion at December 31, 2024 as compared to a year ago. Non-interest bearing demand deposits increased $1.2 billion, or 26.8%, to $5.6 billion and money market deposits increased $618.1 million, or 19.2%, to $3.8 billion. These increases were offset by decreases in time deposits of $579.7 million, or 17.6% to $2.7 billion, savings deposits of $271.1 million, or 19.3%, to $1.1 billion and interest bearing demand deposits of $26.8 million, or 0.5%, to $5.6 billion. The total average cost of deposits decreased by 32 basis points to 3.07% in Q4 2024 from 3.39% in the prior year primarily due to a favorable shift in deposit mix and lower market interest rates.
Borrowings
The following table presents the composition of our borrowings as of the dates indicated:

(Dollars in thousands)	December 31, 2024	September 30, 2024	December 31, 2023
FHLB advances	$1,128,352	$1,117,229	$1,203,207
Senior notes	99,068	99,033	123,840
Subordinated debt	182,509	182,439	182,230
Total borrowings	$1,409,929	$1,398,701	$1,509,277
Total borrowings increased $11.2 million, or 0.8%, to $1.4 billion at December 31, 2024 as compared to the prior quarter. This increase primarily resulted from net draws of $25.0 million in FHLB advances. As of December 31, 2024, Customers’ immediately available borrowing capacity with the FRB and FHLB was approximately $7.9 billion, of which $1.1 billion of available capacity was utilized in borrowings and $1.5 billion was utilized to collateralize deposits.
1 Uninsured deposits (estimate) of $7.3 billion to be reported on the Bank’s call report, less deposits of $1.5 billion collateralized by standby letters of credit from the FHLB and from our affiliates of $176.2 million.

Total borrowings decreased $99.3 million, or 6.6%, to $1.4 billion at December 31, 2024 as compared to a year ago. This decrease primarily resulted from net repayments of $70.0 million in FHLB advances and $25.0 million in senior notes upon maturity.
Capital
The following table presents certain capital amounts and ratios as of the dates indicated:

(Dollars in thousands except per share data)	December 31, 2024	September 30, 2024	December 31, 2023
Customers Bancorp, Inc.
Common Equity	$1,698,889	$1,663,386	$1,500,600
Tangible Common Equity*	$1,695,260	$1,659,757	$1,496,971
Common Equity to Total Assets	7.6%	7.8%	7.0%
Tangible Common Equity to Tangible Assets*	7.6%	7.7%	7.0%
Book Value per common share	$54.20	$53.07	$47.73
Tangible Book Value per common share*	$54.08	$52.96	$47.61
Common equity Tier 1 (“CET 1”) capital ratio (1)	12.0%	12.5%	12.2%
Total risk based capital ratio (1)	14.8%	15.4%	15.3%

(1) Regulatory capital ratios as of December 31, 2024 are estimates.
*Non-GAAP measure. Customers’ reasons for the use of the non-GAAP measure and a detailed reconciliation between the non-GAAP measure and the comparable GAAP amount are included at the end of this document.

Customers Bancorp’s common equity increased $35.5 million to $1.7 billion, and tangible common equity* increased $35.5 million to $1.7 billion, at December 31, 2024 compared to the prior quarter, respectively, primarily from earnings of $23.3 million and decreased unrealized losses on investment securities of $9.5 million (net of taxes) deferred in accumulated other comprehensive income (“AOCI”). These increases were offset in part by $1.0 million of common share repurchases in Q4 2024. Similarly, book value per common share increased to $54.20 from $53.07, and tangible book value per common share* increased to $54.08 from $52.96, at December 31, 2024 and September 30, 2024, respectively.
Customers Bancorp’s common equity increased $198.3 million to $1.7 billion, and tangible common equity* increased $198.3 million to $1.7 billion, at December 31, 2024 compared to a year ago, respectively, primarily from earnings of $166.4 million and decreased unrealized losses on investment securities in AOCI of $40.0 million (net of taxes), offset in part by $19.2 million of common share repurchases. Similarly, book value per common share increased to $54.20 from $47.73, and tangible book value per common share* increased to $54.08 from $47.61, at December 31, 2024 and December 31, 2023, respectively.
At the Customers Bancorp level, the CET 1 ratio (estimate), total risk based capital ratio (estimate), common equity to total assets ratio and tangible common equity to tangible assets ratio* (“TCE / TA ratio”) were 12.0%, 14.8%, 7.6%, and 7.6%, respectively, at December 31, 2024.
At the Customers Bank level, capital levels remained strong and well above regulatory minimums. At December 31, 2024, Tier 1 capital (estimate) and total risk based capital (estimate) were 12.9% and 14.3%, respectively.

Key Profitability Trends
Net Interest Income
Net interest income totaled $167.8 million in Q4 2024, an increase of $9.3 million from Q3 2024. This increase was primarily due to lower interest expense of $11.5 million due to a favorable shift in deposit mix and lower market interest rates. Interest income decreased $2.2 million primarily due to lower interest income from investment securities, partially offset by higher balances in interest-earning deposits.
“Net interest income and net interest margin expanded in the quarter primarily driven by improvements in the liability side of the balance sheet as we lowered interest bearing deposit costs and had higher levels of average non-interest bearing deposits. This is evident in the fact that our total cost of deposits declined by 39 basis points during the quarter. Additionally, robust loan growth late in the quarter should provide a strong foundation for our net interest income in 2025,” stated Customers Bancorp President Sam Sidhu. “We have positive drivers to net interest income on both sides of the balance sheet though we continue to believe the best opportunity remains in reducing our interest expense with continued momentum from our new deposit focused commercial banking teams and across our franchise,” stated Sam Sidhu.
Net interest income totaled $167.8 million in Q4 2024, a decrease of $4.7 million from Q4 2023. This decrease was primarily due to lower interest income in specialized lending and investment securities, partially offset by lower interest expense from a favorable shift in deposit mix, lower market interest rates and lower balances in other borrowings.
Non-Interest Income
The following table presents details of non-interest income for the periods indicated:

	Three Months Ended		Increase (Decrease)	Three Months Ended		Increase (Decrease)
(Dollars in thousands)	December 31, 2024	September 30, 2024		December 31, 2024	December 31, 2023
Commercial lease income	$10,604	$10,093	$511	$10,604	$9,035	$1,569
Loan fees	8,639	8,011	628	8,639	5,926	2,713
Bank-owned life insurance	2,125	2,049	76	2,125	2,160	(35)
Mortgage finance transactional fees	1,010	1,087	(77)	1,010	927	83
Net gain (loss) on sale of loans and leases	(852)	(14,548)	13,696	(852)	(91)	(761)
Net gain (loss) on sale of investment securities	(26,260)	—	(26,260)	(26,260)	(145)	(26,115)
Unrealized gain on equity method investments	389	—	389	389	—	389
Other	3,954	1,865	2,089	3,954	860	3,094
Total non-interest income	$(391)	$8,557	$(8,948)	$(391)	$18,672	$(19,063)

Reported non-interest income totaled a loss of $0.4 million for Q4 2024, a decrease of $8.9 million compared to Q3 2024. The decrease was primarily due to $26.3 million in net realized loss on sale of investment securities, partially offset by a decrease of $13.6 million in loss on leases of commercial clean vehicles that were accounted for as sales-type leases and included within net gain (loss) on sale of loans and leases, and an increase in deposit account fees of $1.9 million. The commercial clean vehicle leases generated the same amount of investment tax credits that were included as a benefit to income tax expense in Q4 2024 and Q3 2024. In Q4 2024, the Bank invested the proceeds from the sale of lower yielding investment securities into higher yielding loans and investment securities.
Non-interest income totaled a loss of $0.4 million for Q4 2024, a decrease of $19.1 million compared to Q4 2023. The decrease was primarily due to $26.3 million in net realized loss on sale of investment securities, partially offset by increases in commercial lease income of $1.6 million, loan fees of $2.7 million primarily resulting from increased unused line of credit fees, and deposit account fees of $1.9 million.

Non-Interest Expense
The following table presents details of non-interest expense for the periods indicated:

	Three Months Ended		Increase (Decrease)	Three Months Ended		Increase (Decrease)
(Dollars in thousands)	December 31, 2024	September 30, 2024		December 31, 2024	December 31, 2023
Salaries and employee benefits	$47,147	$47,717	$(570)	$47,147	$33,965	$13,182
Technology, communication and bank operations	13,435	13,588	(153)	13,435	16,887	(3,452)
Commercial lease depreciation	8,933	7,811	1,122	8,933	7,357	1,576
Professional services	13,473	9,048	4,425	13,473	9,820	3,653
Loan servicing	4,584	3,778	806	4,584	3,779	805
Occupancy	3,335	2,987	348	3,335	2,320	1,015
FDIC assessments, non-income taxes and regulatory fees	10,077	7,902	2,175	10,077	13,977	(3,900)
Advertising and promotion	1,645	908	737	1,645	850	795
Other	7,746	10,279	(2,533)	7,746	4,812	2,934
Total non-interest expense	$110,375	$104,018	$6,357	$110,375	$93,767	$16,608

Non-interest expenses totaled $110.4 million in Q4 2024, an increase of $6.4 million compared to Q3 2024. The increase was primarily attributable to increases of $4.4 million in professional fees including continued investment in our risk management infrastructure, and $2.2 million in FDIC assessments, non-income taxes and regulatory fees mainly due to a credit of $3.0 million in non-income taxes recorded in Q3 2024 for periods prior to 2024.
“In the quarter we incurred professional services expense of approximately $5.7 million as we made investments to enhance our risk management infrastructure. We expect these costs to remain elevated for the next quarter or so before tapering down as we seek to build a best-in-class risk management function which we believe can be a competitive advantage for the bank in the future. During the quarter we advanced our operational excellence initiative to provide the capacity for these and other investments which we are, and will continue to make, in our franchise to position us for success in the both the near-term and over the long-term,” stated Sam Sidhu.
Non-interest expenses totaled $110.4 million in Q4 2024, an increase of $16.6 million compared to Q4 2023. The increase was primarily attributable to increases of $13.2 million in salaries and employee benefits primarily due to higher headcount including the addition of new banking teams in 2024, annual merit increases, incentives and severance, $3.7 million in professional fees including the investment in our risk management infrastructure, and fees paid to a fintech company related to consumer installment loans originated and held for sale. These increases were partially offset by decreases in FDIC assessments primarily due to $3.7 million of FDIC special assessment in Q4 2023 and deposit servicing fees.
Taxes
Income tax expense increased by $9.7 million to a provision of $8.9 million in Q4 2024 from a benefit of $0.7 million in Q3 2024 primarily due to lower investment tax credits in Q4 2024, partially offset by lower pre-tax income. The decrease in investment tax credits was primarily due to $0.6 million of investment tax credits generated from commercial clean vehicles in Q4 2024 as compared to $14.3 million in Q3 2024. The investment tax credits from commercial clean vehicle leases were the same amount as the loss on leases of commercial clean vehicles included within net gain (loss) on sale of loans and leases in Q4 2024 and Q3 2024.
Income tax expense decreased by $12.9 million to a provision of $8.9 million in Q4 2024 from a provision of $21.8 million in Q4 2023 primarily due to lower pre-tax income and an increase in income tax credits for 2024, including $14.9 million of investment tax credits generated from commercial clean vehicles in 2024. The investment tax credits from commercial clean vehicle leases were the same amount as the loss on leases of commercial clean vehicles included within net gain (loss) on sale of loans and leases in 2024. The effective tax rate was 24.9% for Q4 2024 and 19.1% for the full year 2024.

Outlook
“Looking forward, our strategy remains unchanged. We are focused on continuing the transformation of our deposit franchise, further strengthening our risk management and compliance infrastructure, improving our profitability and growing net interest income, and maintaining strong capital ratios, liquidity, and credit quality. Our deposit transformation momentum is continuing. As a result, we expect deposit growth of 5% to 9% during 2025 with gross inflows expected to be higher as we continue to remix out less strategic deposits especially in the first half of the year. With strong loan pipelines and attractive opportunities from across our various verticals we are targeting to increase the loan portfolio by about 7% to 10% in 2025. Through the combination of these factors we expect our net interest income to increase between 3% to 7% in 2025. Operating efficiency has been and remains a priority for us even while we continue to make significant investments in our future. We see our core efficiency ratio* for the year in the low to mid 50’s as the execution of our strategic priorities take hold and as we move toward completion of some of our outsized investment. We remain committed to maintaining higher levels of capital with CET 1 ratio target of 11.5% in 2025. We expect an effective tax rate to be between 22% to 25%. We remain focused on executing in those areas which differentiate us from our peers and believe that providing truly exceptional service, sophisticated product offerings and a single-point-of-contact service model will deliver strategic, organic growth. We believe we are incredibly well positioned to continue to win new client relationships and that we have the right strategy, the right team, and a client-centric culture to achieve our goals in 2025 and beyond,” concluded Sam Sidhu.

*Non-GAAP measure. Customers' reasons for the use of the non-GAAP measure and a detailed reconciliation between the non-GAAP measure and the comparable GAAP amount are included at the end of this document.

Webcast
Date:            Friday, January 24, 2025
Time:            9:00 AM EDT
The live audio webcast, presentation slides, and earnings press release will be made available at https://www.customersbank.com and at the Customers Bancorp 4th Quarter Earnings Webcast.
You may submit questions in advance of the live webcast by emailing our Head of Corporate Communications, Jordan Baucum at jbaucum@customersbank.com.
The webcast will be archived for viewing on the Customers Bank Investor Relations page and available beginning approximately two hours after the conclusion of the live event.
Institutional Background
Customers Bancorp, Inc. (NYSE:CUBI) is one of the nation’s top-performing banking companies with over $22 billion in assets making it one of the 80 largest bank holding companies in the U.S. Customers Bank’s commercial and consumer clients benefit from a full suite of technology-enabled tailored product experiences delivered by best-in-class customer service distinguished by a Single Point of Contact approach. In addition to traditional lines such as C&I lending, commercial real estate lending and multifamily lending, Customers Bank also provides a number of national corporate banking services to specialized lending clients. Major accolades include:
•No. 1 on American Banker 2024 list of top-performing banks with $10B to $50B in assets
•No. 29 out of the 100 largest publicly traded banks in 2024 Forbes Best Banks list
•No. 52 on Investor’s Business Daily 100 Best Stocks for 2023
A member of the Federal Reserve System with deposits insured by the Federal Deposit Insurance Corporation, Customers Bank is an equal opportunity lender. Learn more: www.customersbank.com.
“Safe Harbor” Statement
In addition to historical information, this press release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to Customers Bancorp, Inc.’s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by, or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “project,” or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Customers Bancorp, Inc.’s control). Numerous competitive, economic, regulatory, legal and technological events and factors, among others, could cause Customers Bancorp, Inc.’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements, including: a continuation of the recent turmoil in the banking industry, responsive measures taken by us and regulatory authorities to mitigate and manage related risks, regulatory actions taken that address related issues and the costs and obligations associated therewith, such as the FDIC special assessments; the potential for negative consequences resulting from regulatory violations, investigations and examinations, including potential supervisory actions, the assessment of fines and penalties, the imposition of sanctions, the need to undertake remedial actions and possible damage to our reputation; effects of competition on deposit rates and growth, loan rates and growth and net interest margin; failure to identify and adequately and promptly address cybersecurity risks, including data breaches and cyberattacks; public health crises and pandemics and their effects on the economic and business environments in which we operate; geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism and military conflicts, including the war between Russia and Ukraine and escalating conflict in the Middle East, which could impact economic conditions in the United States; the impact that changes in the economy have on the performance of our loan and lease portfolio, the market value of our investment securities, the demand for our products and services and the availability of sources of funding; the effects of actions by the federal government, including the Board of Governors of the Federal Reserve System and other government agencies, that affect market interest rates and the money supply; actions that we and our customers take in response to these developments and the effects such actions have on our operations, products, services and customer relationships; higher inflation and its impacts; and the effects of any changes in accounting standards or policies. Customers Bancorp, Inc. cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management’s current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Customers Bancorp, Inc.’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K for the year ended December 31, 2023, subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, including any amendments thereto, that update or provide information in addition to the information included in the Form 10-K and Form 10-Q filings, if any. Customers Bancorp, Inc. does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by Customers Bancorp, Inc. or by or on behalf of Customers Bank, except as may be required under applicable law.

Q4 2024 Overview
The following table presents a summary of key earnings and performance metrics for the quarter ended December 31, 2024 and the preceding four quarters, and full year 2024 and 2023:

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
EARNINGS SUMMARY - UNAUDITED

(Dollars in thousands, except per share data and stock price data)	Q4	Q3	Q2	Q1	Q4	Twelve Months Ended December 31,
	2024	2024	2024	2024	2023	2024	2023

GAAP Profitability Metrics:
Net income available to common shareholders	$23,266	$42,937	$54,300	$45,926	$58,223	$166,429	$235,448
Per share amounts:
Earnings per share - basic	$0.74	$1.36	$1.72	$1.46	$1.86	$5.28	$7.49
Earnings per share - diluted	$0.71	$1.31	$1.66	$1.40	$1.79	$5.09	$7.32
Book value per common share (1)	$54.20	$53.07	$50.81	$49.29	$47.73	$54.20	$47.73
CUBI stock price (1)	$48.68	$46.45	$47.98	$53.06	$57.62	$48.68	$57.62
CUBI stock price as % of book value (1)	90%	88%	94%	108%	121%	90%	121%
Average shares outstanding - basic	31,346,920	31,567,797	31,649,715	31,473,424	31,385,043	31,509,179	31,435,647
Average shares outstanding - diluted	32,557,621	32,766,488	32,699,149	32,854,534	32,521,787	32,719,134	32,158,788
Shares outstanding (1)	31,346,507	31,342,107	31,667,655	31,521,931	31,440,906	31,346,507	31,440,906
Return on average assets (“ROAA”)	0.48%	0.88%	1.11%	0.94%	1.16%	0.85%	1.16%
Return on average common equity (“ROCE”)	5.50%	10.44%	13.85%	12.08%	15.93%	10.36%	17.33%
Net interest margin, tax equivalent	3.11%	3.06%	3.29%	3.10%	3.31%	3.15%	3.29%
Efficiency ratio	56.86%	62.40%	51.87%	54.58%	49.08%	56.21%	46.49%
Non-GAAP Profitability Metrics (2):
Core earnings	$44,168	$43,838	$48,567	$46,532	$61,633	$183,105	$248,233
Core pre-tax pre-provision net income	$84,224	$64,824	$89,220	$83,674	$101,884	$321,942	$416,563
Per share amounts:
Core earnings per share - diluted	$1.36	$1.34	$1.49	$1.42	$1.90	$5.60	$7.72
Tangible book value per common share (1)	$54.08	$52.96	$50.70	$49.18	$47.61	$54.08	$47.61
CUBI stock price as % of tangible book value (1)	90%	88%	95%	108%	121%	90%	121%
Core ROAA	0.86%	0.89%	1.00%	0.95%	1.22%	0.92%	1.22%
Core ROCE	10.44%	10.66%	12.39%	12.24%	16.87%	11.40%	18.27%
Core pre-tax pre-provision ROAA	1.51%	1.21%	1.71%	1.58%	1.90%	1.50%	1.94%
Core pre-tax pre-provision ROCE	19.04%	14.84%	21.79%	21.01%	26.82%	19.10%	29.58%
Core efficiency ratio	56.12%	61.69%	53.47%	54.24%	46.70%	56.25%	45.45%
Asset Quality:
Net charge-offs	$14,612	$17,044	$18,711	$17,968	$17,322	$68,335	$69,035
Annualized net charge-offs to average total loans and leases	0.41%	0.50%	0.56%	0.55%	0.51%	0.50%	0.48%
Non-performing loans (“NPLs”) to total loans and leases (1)	0.30%	0.34%	0.35%	0.27%	0.21%	0.30%	0.21%
Reserves to NPLs (1)	316.06%	281.36%	279.52%	373.86%	499.12%	316.06%	499.12%
Non-performing assets (“NPAs”) to total assets	0.25%	0.22%	0.23%	0.17%	0.13%	0.25%	0.13%
Customers Bank Capital Ratios (3):
Common equity Tier 1 capital to risk-weighted assets	12.9%	13.64%	14.17%	14.16%	13.77%	12.9%	13.77%
Tier 1 capital to risk-weighted assets	12.9%	13.64%	14.17%	14.16%	13.77%	12.9%	13.77%
Total capital to risk-weighted assets	14.3%	15.06%	15.64%	15.82%	15.28%	14.3%	15.28%
Tier 1 capital to average assets (leverage ratio)	8.7%	9.08%	9.16%	8.82%	8.71%	8.7%	8.71%

(1) Metric is a spot balance for the last day of each quarter presented.
(2) Customers’ reasons for the use of these non-GAAP measures and a detailed reconciliation between the non-GAAP measures and the comparable GAAP amounts are included at the end of this document.
(3) Regulatory capital ratios are estimated for Q4 2024 and actual for the remaining periods. In accordance with regulatory capital rules, Customers elected to apply the CECL capital transition provisions which delayed the effects of CECL on regulatory capital for two years until January 1, 2022, followed by a three-year transition period. The cumulative CECL capital transition impact as of December 31, 2021 which amounted to $61.6 million will be phased in at 25% per year beginning on January 1, 2022 through December 31, 2024. As of December 31, 2024, our regulatory capital ratios reflected 25%, or $15.4 million, benefit associated with the CECL transition provisions.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
(Dollars in thousands, except per share data)						Twelve Months Ended
	Q4	Q3	Q2	Q1	Q4	December 31,
	2024	2024	2024	2024	2023	2024	2023
Interest income:
Loans and leases	$230,534	$228,659	$224,265	$217,999	$239,453	$901,457	$996,517
Investment securities	39,638	46,265	47,586	46,802	51,074	180,291	200,659
Interest earning deposits	48,147	44,372	45,506	52,817	44,104	190,842	125,923
Loans held for sale	9,447	10,907	13,671	12,048	8,707	46,073	36,221
Other	2,140	1,910	3,010	2,111	2,577	9,171	8,040
Total interest income	329,906	332,113	334,038	331,777	345,915	1,327,834	1,367,360

Interest expense:
Deposits	144,974	155,829	148,784	153,725	150,307	603,312	576,437
FHLB advances	12,595	12,590	13,437	13,485	18,868	52,107	80,008
FRB advances	—	—	—	—	—	—	6,286
Subordinated debt	3,349	3,537	2,734	2,689	2,688	12,309	10,755
Other borrowings	1,167	1,612	1,430	1,493	1,546	5,702	6,425
Total interest expense	162,085	173,568	166,385	171,392	173,409	673,430	679,911
Net interest income	167,821	158,545	167,653	160,385	172,506	654,404	687,449
Provision for credit losses	21,194	17,066	18,121	17,070	13,523	73,451	74,611
Net interest income after provision for credit losses	146,627	141,479	149,532	143,315	158,983	580,953	612,838

Non-interest income:
Commercial lease income	10,604	10,093	10,282	9,683	9,035	40,662	36,179
Loan fees	8,639	8,011	5,233	5,280	5,926	27,163	20,216
Bank-owned life insurance	2,125	2,049	2,007	3,261	2,160	9,442	11,777
Mortgage finance transactional fees	1,010	1,087	1,058	946	927	4,101	4,395
Net gain (loss) on sale of loans and leases	(852)	(14,548)	(238)	10	(91)	(15,628)	(1,200)
Loss on sale of capital call lines of credit	—	—	—	—	—	—	(5,037)
Net gain (loss) on sale of investment securities	(26,260)	—	(719)	(30)	(145)	(27,009)	(574)
Unrealized gain on equity method investments	389	—	11,041	—	—	11,430	—
Other	3,954	1,865	2,373	2,081	860	10,273	4,809
Total non-interest income	(391)	8,557	31,037	21,231	18,672	60,434	70,565

Non-interest expense:
Salaries and employee benefits	47,147	47,717	44,947	36,025	33,965	175,836	133,275
Technology, communication and bank operations	13,435	13,588	16,227	21,904	16,887	65,154	65,550
Commercial lease depreciation	8,933	7,811	7,829	7,970	7,357	32,543	29,898
Professional services	13,473	9,048	6,104	6,353	9,820	34,978	35,177
Loan servicing	4,584	3,778	3,516	4,031	3,779	15,909	17,075
Occupancy	3,335	2,987	3,120	2,347	2,320	11,789	10,070
FDIC assessments, non-income taxes and regulatory fees	10,077	7,902	10,236	13,469	13,977	41,684	35,036
Advertising and promotion	1,645	908	1,254	682	850	4,489	3,095
Legal settlement expense	—	—	—	—	—	—	4,096
Other	7,746	10,279	10,219	6,388	4,812	34,632	19,391
Total non-interest expense	110,375	104,018	103,452	99,169	93,767	417,014	352,663
Income before income tax expense (benefit)	35,861	46,018	77,117	65,377	83,888	224,373	330,740
Income tax expense (benefit)	8,946	(725)	19,032	15,651	21,796	42,904	80,597
Net income	26,915	46,743	58,085	49,726	62,092	181,469	250,143
Preferred stock dividends	3,649	3,806	3,785	3,800	3,869	15,040	14,695
Net income available to common shareholders	$23,266	$42,937	$54,300	$45,926	$58,223	$166,429	$235,448

Basic earnings per common share	$0.74	$1.36	$1.72	$1.46	$1.86	$5.28	$7.49
Diluted earnings per common share	0.71	1.31	1.66	1.40	1.79	5.09	7.32

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET - UNAUDITED
(Dollars in thousands)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2024	2024	2024	2024	2023
ASSETS
Cash and due from banks	$56,787	$39,429	$45,045	$51,974	$45,210
Interest earning deposits	3,729,144	3,048,593	3,003,542	3,649,146	3,801,136
Cash and cash equivalents	3,785,931	3,088,022	3,048,587	3,701,120	3,846,346
Investment securities, at fair value	2,019,694	2,412,069	2,511,650	2,604,868	2,405,640
Investment securities held to maturity	991,937	1,064,437	962,799	1,032,037	1,103,170
Loans held for sale	204,794	275,420	375,724	357,640	340,317
Loans and leases receivable	13,127,634	12,527,283	12,254,204	11,936,621	11,963,855
Loans receivable, mortgage finance, at fair value	1,321,128	1,250,413	1,002,711	962,610	897,912
Allowance for credit losses on loans and leases	(136,775)	(133,158)	(132,436)	(133,296)	(135,311)
Total loans and leases receivable, net of allowance for credit losses on loans and leases	14,311,987	13,644,538	13,124,479	12,765,935	12,726,456
FHLB, Federal Reserve Bank, and other restricted stock	96,214	95,035	92,276	100,067	109,548
Accrued interest receivable	108,351	115,588	112,788	120,123	114,766
Bank premises and equipment, net	6,668	6,730	7,019	7,253	7,371
Bank-owned life insurance	297,641	295,531	293,108	293,400	292,193
Goodwill and other intangibles	3,629	3,629	3,629	3,629	3,629
Other assets	481,395	455,083	410,916	361,295	366,829
Total assets	$22,308,241	$21,456,082	$20,942,975	$21,347,367	$21,316,265

LIABILITIES AND SHAREHOLDERS’ EQUITY
Demand, non-interest bearing deposits	$5,608,288	$4,670,809	$4,474,862	$4,688,880	$4,422,494
Interest bearing deposits	13,238,173	13,398,580	13,203,231	13,272,503	13,497,742
Total deposits	18,846,461	18,069,389	17,678,093	17,961,383	17,920,236
FHLB advances	1,128,352	1,117,229	1,018,349	1,195,088	1,203,207
Other borrowings	99,068	99,033	123,970	123,905	123,840
Subordinated debt	182,509	182,439	182,370	182,300	182,230
Accrued interest payable and other liabilities	215,168	186,812	193,328	193,074	248,358
Total liabilities	20,471,558	19,654,902	19,196,110	19,655,750	19,677,871

Preferred stock	137,794	137,794	137,794	137,794	137,794
Common stock	35,758	35,734	35,686	35,540	35,459
Additional paid in capital	575,333	571,609	567,345	567,490	564,538
Retained earnings	1,326,011	1,302,745	1,259,808	1,205,508	1,159,582
Accumulated other comprehensive income (loss), net	(96,560)	(106,082)	(131,358)	(132,305)	(136,569)
Treasury stock, at cost	(141,653)	(140,620)	(122,410)	(122,410)	(122,410)
Total shareholders’ equity	1,836,683	1,801,180	1,746,865	1,691,617	1,638,394
Total liabilities and shareholders’ equity	$22,308,241	$21,456,082	$20,942,975	$21,347,367	$21,316,265

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEET / NET INTEREST MARGIN - UNAUDITED
(Dollars in thousands)
	Three Months Ended
	December 31, 2024			September 30, 2024			December 31, 2023
	Average Balance	Interest Income or Expense	Average Yield or Cost (%)	Average Balance	Interest Income or Expense	Average Yield or Cost (%)	Average Balance	Interest Income or Expense	Average Yield or Cost (%)
Assets
Interest earning deposits	$3,973,262	$48,147	4.82%	$3,224,940	$44,372	5.47%	$3,191,677	$44,104	5.48%
Investment securities (1)	3,392,850	39,638	4.65%	3,706,974	46,265	4.97%	4,007,418	51,074	5.10%
Loans and leases:
Commercial & industrial:
Specialized lending loans and leases (2)	6,022,062	121,818	8.05%	5,805,389	124,667	8.54%	5,574,149	130,838	9.31%
Other commercial & industrial loans (2)(3)	1,529,478	25,514	6.64%	1,533,057	24,654	6.40%	1,666,052	28,053	6.68%
Mortgage finance loans	1,316,884	16,704	5.05%	1,267,656	17,723	5.56%	997,353	13,726	5.46%
Multifamily loans	2,162,825	22,400	4.12%	2,071,340	21,147	4.06%	2,131,750	22,347	4.16%
Non-owner occupied commercial real estate loans	1,491,170	21,770	5.81%	1,411,533	21,065	5.94%	1,392,684	20,686	5.89%
Residential mortgages	535,833	6,301	4.68%	525,285	6,082	4.61%	526,422	5,942	4.48%
Installment loans	1,023,569	25,474	9.90%	1,029,812	24,228	9.36%	1,198,043	26,568	8.80%
Total loans and leases (4)	14,081,821	239,981	6.78%	13,644,072	239,566	6.99%	13,486,453	248,160	7.30%
Other interest-earning assets	122,784	2,140	6.93%	118,914	1,910	6.39%	116,756	2,577	8.75%
Total interest-earning assets	21,570,717	329,906	6.09%	20,694,900	332,113	6.39%	20,802,304	345,915	6.61%
Non-interest-earning assets	609,253			535,504			449,969
Total assets	$22,179,970			$21,230,404			$21,252,273
Liabilities
Interest checking accounts	$5,597,302	$57,268	4.07%	$5,787,026	$65,554	4.51%	$5,656,212	$62,041	4.35%
Money market deposit accounts	3,974,776	42,492	4.25%	3,676,994	42,128	4.56%	2,802,309	29,990	4.25%
Other savings accounts	1,258,018	12,939	4.09%	1,563,970	18,426	4.69%	1,218,118	13,849	4.51%
Certificates of deposit	2,612,246	32,275	4.92%	2,339,937	29,721	5.05%	3,625,311	44,427	4.86%
Total interest-bearing deposits (5)	13,442,342	144,974	4.29%	13,367,927	155,829	4.64%	13,301,950	150,307	4.48%
Borrowings	1,364,138	17,111	4.99%	1,334,905	17,739	5.29%	1,816,047	23,102	5.05%
Total interest-bearing liabilities	14,806,480	162,085	4.36%	14,702,832	173,568	4.70%	15,117,997	173,409	4.55%
Non-interest-bearing deposits (5)	5,346,912			4,557,815			4,270,557
Total deposits and borrowings	20,153,392		3.20%	19,260,647		3.59%	19,388,554		3.55%
Other non-interest-bearing liabilities	204,947			195,722			276,198
Total liabilities	20,358,339			19,456,369			19,664,752
Shareholders’ equity	1,821,631			1,774,035			1,587,521
Total liabilities and shareholders’ equity	$22,179,970			$21,230,404			$21,252,273
Net interest income		167,821			158,545			172,506
Tax-equivalent adjustment		377			392			398
Net interest earnings		$168,198			$158,937			$172,904
Interest spread			2.89%			2.80%			3.06%
Net interest margin			3.10%			3.05%			3.30%
Net interest margin tax equivalent (6)			3.11%			3.06%			3.31%

(1) For presentation in this table, average balances and the corresponding average yields for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(2) Includes owner occupied commercial real estate loans.
(3) Includes PPP loans.
(4) Includes non-accrual loans, the effect of which is to reduce the yield earned on loans and leases, and deferred loan fees.
(5) Total costs of deposits (including interest bearing and non-interest bearing) were 3.07%, 3.46% and 3.39% for the three months ended December 31, 2024, September 30, 2024 and December 31, 2023, respectively.

(6) Tax-equivalent basis, using an estimated marginal tax rate of 26% for the three months ended December 31, 2024, September 30, 2024 and December 31, 2023, presented to approximate interest income as a taxable asset.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEET / NET INTEREST MARGIN - UNAUDITED (CONTINUED)
(Dollars in thousands)
	Twelve Months Ended
	December 31, 2024			December 31, 2023
	Average Balance	Interest Income or Expense	Average Yield or Cost (%)	Average Balance	Interest Income or Expense	Average Yield or Cost (%)
Assets
Interest earning deposits	$3,597,260	$190,842	5.31%	$2,375,488	$125,923	5.30%
Investment securities (1)	3,650,320	180,291	4.94%	4,057,564	200,659	4.95%
Loans and leases:
Commercial & industrial:
Specialized lending loans and leases (2)	5,637,189	483,052	8.57%	5,704,220	513,976	9.01%
Other commercial & industrial loans (2)(3)	1,564,167	102,001	6.52%	1,976,924	133,451	6.75%
Mortgage finance loans	1,192,827	62,344	5.23%	1,179,141	67,660	5.74%
Multifamily loans	2,116,168	86,263	4.08%	2,165,067	85,204	3.94%
Non-owner occupied commercial real estate loans	1,412,201	83,484	5.91%	1,423,929	81,970	5.76%
Residential mortgages	526,133	24,046	4.57%	533,213	23,240	4.36%
Installment loans	1,104,470	106,340	9.63%	1,437,078	127,237	8.85%
Total loans and leases (4)	13,553,155	947,530	6.99%	14,419,572	1,032,738	7.16%
Other interest-earning assets	114,983	9,171	7.98%	118,574	8,040	6.78%
Total interest-earning assets	20,915,718	1,327,834	6.35%	20,971,198	1,367,360	6.52%
Non-interest-earning assets	518,472			515,185
Total assets	$21,434,190			$21,486,383
Liabilities
Interest checking accounts	$5,660,890	$248,400	4.39%	$6,048,797	$241,025	3.98%
Money market deposit accounts	3,559,362	159,598	4.48%	2,358,437	93,434	3.96%
Other savings accounts	1,595,357	73,947	4.64%	1,029,951	41,556	4.03%
Certificates of deposit	2,434,622	121,367	4.99%	4,401,855	200,422	4.55%
Total interest-bearing deposits (5)	13,250,231	603,312	4.55%	13,839,040	576,437	4.17%
Federal funds purchased	—	—	—%	3,781	188	4.97%
Borrowings	1,414,583	70,118	4.96%	2,073,553	103,286	4.98%
Total interest-bearing liabilities	14,664,814	673,430	4.59%	15,916,374	679,911	4.27%
Non-interest-bearing deposits (5)	4,807,647			3,801,053
Total deposits and borrowings	19,472,461		3.46%	19,717,427		3.45%
Other non-interest-bearing liabilities	217,172			272,599
Total liabilities	19,689,633			19,990,026
Shareholders’ equity	1,744,557			1,496,357
Total liabilities and shareholders’ equity	$21,434,190			$21,486,383
Net interest income		654,404			687,449
Tax-equivalent adjustment		1,556			1,568
Net interest earnings		$655,960			$689,017
Interest spread			2.89%			3.07%
Net interest margin			3.14%			3.28%
Net interest margin tax equivalent (6)			3.15%			3.29%

(1) For presentation in this table, average balances and the corresponding average yields for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(2) Includes owner occupied commercial real estate loans.
(3) Includes PPP loans.
(4) Includes non-accrual loans, the effect of which is to reduce the yield earned on loans and leases, and deferred loan fees.
(5) Total costs of deposits (including interest bearing and non-interest bearing) were 3.34% and 3.27% for the twelve months ended December 31, 2024 and 2023, respectively.
(6) Tax-equivalent basis, using an estimated marginal tax rate of 26% for the twelve months ended December 31, 2024 and 2023, presented to approximate interest income as a taxable asset.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
PERIOD END LOAN AND LEASE COMPOSITION - UNAUDITED
(Dollars in thousands)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2024	2024	2024	2024	2023
Loans and leases held for investment
Commercial:
Commercial & industrial:
Specialized lending	$5,842,420	$5,468,507	$5,528,745	$5,104,405	$5,006,693
Other commercial & industrial (1)	1,062,631	1,087,222	1,092,146	1,113,517	1,162,317
Mortgage finance	1,440,847	1,367,617	1,122,812	1,071,146	1,014,742
Multifamily	2,252,246	2,115,978	2,067,332	2,123,675	2,138,622
Commercial real estate owner occupied	1,100,944	981,904	805,779	806,278	797,319
Commercial real estate non-owner occupied	1,359,130	1,326,591	1,202,606	1,182,084	1,177,650
Construction	147,209	174,509	163,409	185,601	166,393
Total commercial loans and leases	13,205,427	12,522,328	11,982,829	11,586,706	11,463,736
Consumer:
Residential	496,559	500,786	481,503	482,537	484,435
Manufactured housing	33,123	34,481	35,901	37,382	38,670
Installment:
Personal	463,854	453,739	474,481	492,892	555,533
Other	249,799	266,362	282,201	299,714	319,393
Total installment loans	713,653	720,101	756,682	792,606	874,926
Total consumer loans	1,243,335	1,255,368	1,274,086	1,312,525	1,398,031
Total loans and leases held for investment	$14,448,762	$13,777,696	$13,256,915	$12,899,231	$12,861,767

Loans held for sale
Residential	$1,836	$2,523	$2,684	$870	$1,215
Installment:
Personal	40,903	55,799	125,598	137,755	151,040
Other	162,055	217,098	247,442	219,015	188,062
Total installment loans	202,958	272,897	373,040	356,770	339,102
Total loans held for sale	$204,794	$275,420	$375,724	$357,640	$340,317

Total loans and leases portfolio	$14,653,556	$14,053,116	$13,632,639	$13,256,871	$13,202,084
(1)    Includes PPP loans.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
PERIOD END DEPOSIT COMPOSITION - UNAUDITED
(Dollars in thousands)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2024	2024	2024	2024	2023

Demand, non-interest bearing	$5,608,288	$4,670,809	$4,474,862	$4,688,880	$4,422,494
Demand, interest bearing	5,553,698	5,606,500	5,894,056	5,661,775	5,580,527
Total demand deposits	11,161,986	10,277,309	10,368,918	10,350,655	10,003,021
Savings	1,131,819	1,399,968	1,573,661	2,080,374	1,402,941
Money market	3,844,451	3,961,028	3,539,815	3,347,843	3,226,395
Time deposits	2,708,205	2,431,084	2,195,699	2,182,511	3,287,879
Total deposits	$18,846,461	$18,069,389	$17,678,093	$17,961,383	$17,920,236

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
ASSET QUALITY - UNAUDITED
(Dollars in thousands)
	As of December 31, 2024			As of September 30, 2024			As of December 31, 2023
Loan type	Total loans	Allowance for credit losses	Total reserves to total loans	Total loans	Allowance for credit losses	Total reserves to total loans	Total loans	Allowance for credit losses	Total reserves to total loans
Commercial:
Commercial & industrial, including specialized lending (1)	$7,024,770	$29,379	0.42%	$6,672,933	$25,191	0.38%	$6,285,840	$23,503	0.37%
Multifamily	2,252,246	18,511	0.82%	2,115,978	18,090	0.85%	2,138,622	16,343	0.76%
Commercial real estate owner occupied	1,100,944	10,755	0.98%	981,904	10,913	1.11%	797,319	9,882	1.24%
Commercial real estate non-owner occupied	1,359,130	17,405	1.28%	1,326,591	17,303	1.30%	1,177,650	16,859	1.43%
Construction	147,209	1,250	0.85%	174,509	1,606	0.92%	166,393	1,482	0.89%
Total commercial loans and leases receivable	11,884,299	77,300	0.65%	11,271,915	73,103	0.65%	10,565,824	68,069	0.64%

Consumer:
Residential	496,559	5,968	1.20%	500,786	5,838	1.17%	484,435	6,586	1.36%
Manufactured housing	33,123	3,829	11.56%	34,481	4,080	11.83%	38,670	4,239	10.96%
Installment	713,653	49,678	6.96%	720,101	50,137	6.96%	874,926	56,417	6.45%
Total consumer loans receivable	1,243,335	59,475	4.78%	1,255,368	60,055	4.78%	1,398,031	67,242	4.81%

Loans and leases receivable held for investment	13,127,634	136,775	1.04%	12,527,283	133,158	1.06%	11,963,855	135,311	1.13%

Loans receivable, mortgage finance, at fair value	1,321,128	—	—%	1,250,413	—	—%	897,912	—	—%
Loans held for sale	204,794	—	—%	275,420	—	—%	340,317	—	—%

Total loans and leases portfolio	$14,653,556	$136,775	0.93%	$14,053,116	$133,158	0.95%	$13,202,084	$135,311	1.02%
(1)    Includes PPP loans.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
ASSET QUALITY - UNAUDITED (CONTINUED)
(Dollars in thousands)
	As of December 31, 2024			As of September 30, 2024			As of December 31, 2023
Loan type	Non accrual /NPLs	Total NPLs to total loans	Total reserves to total NPLs	Non accrual /NPLs	Total NPLs to total loans	Total reserves to total NPLs	Non accrual /NPLs	Total NPLs to total loans	Total reserves to total NPLs
Commercial:
Commercial & industrial, including specialized lending (1)	$4,041	0.06%	727.02%	$4,615	0.07%	545.85%	$4,436	0.07%	529.82%
Multifamily	11,834	0.53%	156.42%	11,834	0.56%	152.86%	—	—%	—%
Commercial real estate owner occupied	8,090	0.73%	132.94%	8,613	0.88%	126.70%	5,869	0.74%	168.38%
Commercial real estate non-owner occupied	354	0.03%	4916.67%	763	0.06%	2267.76%	—	—%	—%
Construction	—	—%	—%	—	—%	—%	—	—%	—%
Total commercial loans and leases receivable	24,319	0.20%	317.86%	25,825	0.23%	283.07%	10,305	0.10%	660.54%

Consumer:
Residential	8,714	1.75%	68.49%	7,997	1.60%	73.00%	6,802	1.40%	96.82%
Manufactured housing	1,852	5.59%	206.75%	1,869	5.42%	218.30%	2,331	6.03%	181.85%
Installment	5,613	0.79%	885.05%	6,328	0.88%	792.30%	7,211	0.82%	782.37%
Total consumer loans receivable	16,179	1.30%	367.61%	16,194	1.29%	370.85%	16,344	1.17%	411.42%

Loans and leases receivable	40,498	0.31%	337.73%	42,019	0.34%	316.90%	26,649	0.22%	507.75%

Loans receivable, mortgage finance, at fair value	—	—%	—%	—	—%	—%	—	—%	—%
Loans held for sale	2,777	1.36%	—%	5,307	1.93%	—%	461	0.14%	—%

Total loans and leases portfolio	$43,275	0.30%	316.06%	$47,326	0.34%	281.36%	$27,110	0.21%	499.12%
(1)    Includes PPP loans.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
NET CHARGE-OFFS/(RECOVERIES) - UNAUDITED
(Dollars in thousands)
	Q4	Q3	Q2	Q1	Q4	Twelve Months Ended December 31,
	2024	2024	2024	2024	2023	2024	2023
Loan type
Commercial & industrial, including specialized lending	$3,653	$5,056	$5,665	$3,672	$5,282	$18,046	$8,443
Multifamily	—	2,167	1,433	473	127	4,073	3,574
Commercial real estate owner occupied	339	4	—	22	—	365	5
Commercial real estate non-owner occupied	145	—	—	—	(288)	145	4,212
Construction	—	(3)	(7)	—	—	(10)	(116)
Residential	(18)	(21)	(20)	18	(1)	(41)	34
Installment	10,493	9,841	11,640	13,783	12,202	45,757	52,883
Total net charge-offs (recoveries) from loans held for investment	$14,612	$17,044	$18,711	$17,968	$17,322	$68,335	$69,035

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED
We believe that the non-GAAP measurements disclosed within this document are useful for investors, regulators, management and others to evaluate our core results of operations and financial condition relative to other financial institutions. These non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. These non-GAAP financial measures exclude from corresponding GAAP measures the impact of certain elements that we do not believe are representative of our ongoing financial results, which we believe enhance an overall understanding of our performance and increases comparability of our period to period results. Investors should consider our performance and financial condition as reported under GAAP and all other relevant information when assessing our performance or financial condition. The non-GAAP measures presented are not necessarily comparable to non-GAAP measures that may be presented by other financial institutions. Although non-GAAP financial measures are frequently used in the evaluation of a company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results of operations or financial condition as reported under GAAP.
The following tables present reconciliations of GAAP to non-GAAP measures disclosed within this document.

Core Earnings and Adjusted Core Earnings - Customers Bancorp											Twelve Months Ended December 31,
	Q4 2024		Q3 2024		Q2 2024		Q1 2024		Q4 2023		2024		2023
(Dollars in thousands, except per share data)	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share
GAAP net income to common shareholders	$23,266	$0.71	$42,937	$1.31	$54,300	$1.66	$45,926	$1.40	$58,223	$1.79	$166,429	$5.09	$235,448	$7.32
Reconciling items (after tax):
Severance expense	1,198	0.04	540	0.02	1,928	0.06	—	—	473	0.01	3,666	0.11	1,251	0.04
Impairments on fixed assets and leases	—	—	—	—	—	—	—	—	—	—	—	—	98	0.00
Loss on sale of capital call lines of credit	—	—	—	—	—	—	—	—	—	—	—	—	3,914	0.12
Legal settlement	157	0.00	—	—	—	—	—	—	—	—	157	0.00	—	—
(Gains) losses on investment securities	20,035	0.62	(322)	(0.01)	561	0.02	57	0.00	(85)	0.00	20,331	0.62	407	0.01
Derivative credit valuation adjustment	(306)	(0.01)	185	0.01	(44)	0.00	169	0.01	267	0.01	4	0.00	219	0.01
Tax on surrender of bank-owned life insurance policies	—	—	—	—	—	—	—	—	—	—	—	—	4,141	0.13
FDIC special assessment	—	—	—	—	138	0.00	380	0.01	2,755	0.08	518	0.02	2,755	0.09
Unrealized (gain) on equity method investments	(292)	(0.01)	—	—	(8,316)	(0.25)	—	—	—	—	(8,608)	(0.26)	—	—
Unrealized losses on loans held for sale	110	0.00	498	0.02	—	—	—	—	—	—	608	0.02	—	—
Core earnings	$44,168	$1.36	$43,838	$1.34	$48,567	$1.49	$46,532	$1.42	$61,633	$1.90	$183,105	$5.60	$248,233	$7.72

One-time non-interest expense items recorded in 2024 (after-tax):
Deposit servicing fees prior to 2024	—	—	—	—	—	—	5,405	0.16	—	—	5,405	0.17	—	—
FDIC premiums prior to 2024	—	—	—	—	—	—	3,200	0.10	—	—	3,200	0.10	—	—
Non-income taxes prior to 2024	—	—	(2,457)	(0.07)	—	—	—	—	—	—	(2,457)	(0.08)	—	—
Total one-time non-interest expense items	—	—	(2,457)	(0.07)	—	—	8,605	0.26	—	—	6,148	0.19	—	—
Adjusted core earnings (adjusted for one-time non-interest expense items)	$44,168	$1.36	$41,381	$1.26	$48,567	$1.49	$55,137	$1.68	$61,633	$1.90	$189,253	$5.78	$248,233	$7.72

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)

(Dollars in thousands, except per share data)

Core Return on Average Assets and Adjusted Core Return on Average Assets - Customers Bancorp						Twelve Months Ended December 31,
(Dollars in thousands, except per share data)	Q4 2024	Q3 2024	Q2 2024	Q1 2024	Q4 2023	2024	2023
GAAP net income	$26,915	$46,743	$58,085	$49,726	$62,092	$181,469	$250,143
Reconciling items (after tax):
Severance expense	1,198	540	1,928	—	473	3,666	1,251
Impairments on fixed assets and leases	—	—	—	—	—	—	98
Loss on sale of capital call lines of credit	—	—	—	—	—	—	3,914
Legal settlement	157	—	—	—	—	157	—
(Gains) losses on investment securities	20,035	(322)	561	57	(85)	20,331	407
Derivative credit valuation adjustment	(306)	185	(44)	169	267	4	219
Tax on surrender of bank-owned life insurance policies	—	—	—	—	—	—	4,141
FDIC special assessment	—	—	138	380	2,755	518	2,755
Unrealized (gain) on equity method investments	(292)	—	(8,316)	—	—	(8,608)	—
Unrealized losses on loans held for sale	110	498	—	—	—	608	—
Core net income	$47,817	$47,644	$52,352	$50,332	$65,502	$198,145	$262,928

One-time non-interest expense items recorded in 2024 (after-tax):
Deposit servicing fees prior to 2024	—	—	—	5,405	—	5,405	—
FDIC premiums prior to 2024	—	—	—	3,200	—	3,200	—
Non-income taxes prior to 2024	—	(2,457)	—	—	—	(2,457)	—
Total one-time non-interest expense items	—	(2,457)	—	8,605	—	6,148	—
Adjusted core net income (adjusted for one-time non-interest expense items)	$47,817	$45,187	$52,352	$58,937	$65,502	$204,293	$262,928

Average total assets	$22,179,970	$21,230,404	$20,985,203	$21,335,229	$21,252,273	$21,434,190	$21,486,383

Core return on average assets	0.86%	0.89%	1.00%	0.95%	1.22%	0.92%	1.22%

Adjusted core return on average assets (adjusted for one-time non-interest expense items)	0.86%	0.85%	1.00%	1.11%	1.22%	0.95%	1.22%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)

(Dollars in thousands, except per share data)

Core Pre-Tax Pre-Provision Net Income and ROAA and Adjusted Core Pre-Tax Pre-Provision Net Income and ROAA - Customers Bancorp						Twelve Months Ended December 31,
(Dollars in thousands, except per share data)	Q4 2024	Q3 2024	Q2 2024	Q1 2024	Q4 2023	2024	2023
GAAP net income	$26,915	$46,743	$58,085	$49,726	$62,092	$181,469	$250,143
Reconciling items:
Income tax expense (benefit)	8,946	(725)	19,032	15,651	21,796	42,904	80,597
Provision (benefit) for credit losses	21,194	17,066	18,121	17,070	13,523	73,451	74,611
Provision (benefit) for credit losses on unfunded commitments	(664)	642	1,594	430	(136)	2,002	(112)
Severance expense	1,595	659	2,560	—	639	4,814	1,630
Impairments on fixed assets and leases	—	—	—	—	—	—	124
Loss on sale of capital call lines of credit	—	—	—	—	—	—	5,037
Legal settlement	209	—	—	—	—	209	—
(Gains) losses on investment securities	26,678	(394)	744	75	(114)	27,103	512
Derivative credit valuation adjustment	(407)	226	(58)	222	361	(17)	298
FDIC special assessment	—	—	183	500	3,723	683	3,723
Unrealized (gain) on equity method investments	(389)	—	(11,041)	—	—	(11,430)	—
Unrealized losses on loans held for sale	147	607	—	—	—	754	—
Core pre-tax pre-provision net income	$84,224	$64,824	$89,220	$83,674	$101,884	$321,942	$416,563

One-time non-interest expense items recorded in 2024 (after-tax):
Deposit servicing fees prior to 2024	—	—	—	7,106	—	7,106	—
FDIC premiums prior to 2024	—	—	—	4,208	—	4,208	—
Non-income taxes prior to 2024	—	(2,997)	—	—	—	(2,997)	—
Total one-time non-interest expense items	—	(2,997)	—	11,314	—	8,317	—
Adjusted core pre-tax pre-provision net income (adjusted for one-time non-interest expense items)	$84,224	$61,827	$89,220	$94,988	$101,884	$330,259	$416,563

Average total assets	$22,179,970	$21,230,404	$20,985,203	$21,335,229	$21,252,273	$21,434,190	$21,486,383

Core pre-tax pre-provision ROAA	1.51%	1.21%	1.71%	1.58%	1.90%	1.50%	1.94%

Adjusted core pre-tax pre-provision ROAA (adjusted for one-time non-interest expense items)	1.51%	1.16%	1.71%	1.79%	1.90%	1.54%	1.94%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)

(Dollars in thousands, except per share data)

Core Return on Average Common Equity and Adjusted Core Return on Average Common Equity - Customers Bancorp						Twelve Months Ended December 31,
(Dollars in thousands, except per share data)	Q4 2024	Q3 2024	Q2 2024	Q1 2024	Q4 2023	2024	2023
GAAP net income to common shareholders	$23,266	$42,937	$54,300	$45,926	$58,223	$166,429	$235,448
Reconciling items (after tax):
Severance expense	1,198	540	1,928	—	473	3,666	1,251
Impairments on fixed assets and leases	—	—	—	—	—	—	98
Loss on sale of capital call lines of credit	—	—	—	—	—	—	3,914
Legal settlement	157	—	—	—	—	157	—
(Gains) losses on investment securities	20,035	(322)	561	57	(85)	20,331	407
Derivative credit valuation adjustment	(306)	185	(44)	169	267	4	219
Tax on surrender of bank-owned life insurance policies	—	—	—	—	—	—	4,141
FDIC special assessment	—	—	138	380	2,755	518	2,755
Unrealized (gain) on equity method investments	(292)	—	(8,316)	—	—	(8,608)	—
Unrealized losses on loans held for sale	110	498	—	—	—	608	—
Core earnings	$44,168	$43,838	$48,567	$46,532	$61,633	$183,105	$248,233

One-time non-interest expense items recorded in 2024 (after-tax):
Deposit servicing fees prior to 2024	—	—	—	5,405	—	5,405	—
FDIC premiums prior to 2024	—	—	—	3,200	—	3,200	—
Non-income taxes prior to 2024	—	(2,457)	—	—	—	(2,457)	—
Total one-time non-interest expense items	—	(2,457)	—	8,605	—	6,148	—
Adjusted core earnings (adjusted for one-time non-interest expense items)	$44,168	$41,381	$48,567	$55,137	$61,633	$189,253	$248,233

Average total common shareholders’ equity	$1,683,838	$1,636,242	$1,576,595	$1,529,211	$1,449,728	$1,606,764	$1,358,564

Core return on average common equity	10.44%	10.66%	12.39%	12.24%	16.87%	11.40%	18.27%

Adjusted core return on average common equity (adjusted for one-time non-interest expense items)	10.44%	10.06%	12.39%	14.50%	16.87%	11.78%	18.27%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)

(Dollars in thousands, except per share data)

Core Pre-Tax Pre-Provision ROCE and Adjusted Core Pre-Tax Pre-Provision ROCE - Customers Bancorp						Twelve Months Ended December 31,
(Dollars in thousands, except per share data)	Q4 2024	Q3 2024	Q2 2024	Q1 2024	Q4 2023	2024	2023
GAAP net income to common shareholders	$23,266	$42,937	$54,300	$45,926	$58,223	$166,429	$235,448
Reconciling items:
Income tax expense (benefit)	8,946	(725)	19,032	15,651	21,796	42,904	80,597
Provision (benefit) for credit losses	21,194	17,066	18,121	17,070	13,523	73,451	74,611
Provision (benefit) for credit losses on unfunded commitments	(664)	642	1,594	430	(136)	2,002	(112)
Severance expense	1,595	659	2,560	—	639	4,814	1,630
Impairments on fixed assets and leases	—	—	—	—	—	—	124
Loss on sale of capital call lines of credit	—	—	—	—	—	—	5,037
Legal settlement	209	—	—	—	—	209	—
(Gains) losses on investment securities	26,678	(394)	744	75	(114)	27,103	512
Derivative credit valuation adjustment	(407)	226	(58)	222	361	(17)	298
FDIC special assessment	—	—	183	500	3,723	683	3,723
Unrealized (gain) on equity method investments	(389)	—	(11,041)	—	—	(11,430)	—
Unrealized losses on loans held for sale	147	607	—	—	—	754	—
Core pre-tax pre-provision net income available to common shareholders	$80,575	$61,018	$85,435	$79,874	$98,015	$306,902	$401,868

One-time non-interest expense items recorded in 2024 (after-tax):
Deposit servicing fees prior to 2024	—	—	—	7,106	—	7,106	—
FDIC premiums prior to 2024	—	—	—	4,208	—	4,208	—
Non-income taxes prior to 2024	—	(2,997)	—	—	—	(2,997)	—
Total one-time non-interest expense items	—	(2,997)	—	11,314	—	8,317	—
Adjusted core pre-tax pre-provision net income available to common shareholders	$80,575	$58,021	$85,435	$91,188	$98,015	$315,219	$401,868

Average total common shareholders’ equity	$1,683,838	$1,636,242	$1,576,595	$1,529,211	$1,449,728	$1,606,764	$1,358,564

Core pre-tax pre-provision ROCE	19.04%	14.84%	21.79%	21.01%	26.82%	19.10%	29.58%

Adjusted core pre-tax pre-provision ROCE (adjusted for one-time non-interest expense items)	19.04%	14.11%	21.79%	23.98%	26.82%	19.62%	29.58%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)

(Dollars in thousands, except per share data)

Core Efficiency Ratio and Adjusted Core Efficiency Ratio - Customers Bancorp						Twelve Months Ended December 31,
(Dollars in thousands, except per share data)	Q4 2024	Q3 2024	Q2 2024	Q1 2024	Q4 2023	2024	2023
GAAP net interest income	$167,821	$158,545	$167,653	$160,385	$172,506	$654,404	$687,449

GAAP non-interest income	$(391)	$8,557	$31,037	$21,231	$18,672	$60,434	$70,565
Loss on sale of capital call lines of credit	—	—	—	—	—	—	5,037
(Gains) losses on investment securities	26,678	(394)	744	75	(114)	27,103	512
Derivative credit valuation adjustment	(407)	226	(58)	222	361	(17)	298
Unrealized (gain) on equity method investments	(389)	—	(11,041)	—	—	(11,430)	—
Unrealized losses on loans held for sale	147	607	—	—	—	754	—
Core non-interest income	25,638	8,996	20,682	21,528	18,919	76,844	76,412
Core revenue	$193,459	$167,541	$188,335	$181,913	$191,425	$731,248	$763,861

GAAP non-interest expense	$110,375	$104,018	$103,452	$99,169	$93,767	$417,014	$352,663
Severance expense	(1,595)	(659)	(2,560)	—	(639)	(4,814)	(1,630)
Impairments on fixed assets and leases	—	—	—	—	—	—	(124)
FDIC special assessment	—	—	(183)	(500)	(3,723)	(683)	(3,723)
Legal settlement	(209)	—	—	—	—	(209)	—
Core non-interest expense	$108,571	$103,359	$100,709	$98,669	$89,405	$411,308	$347,186

One-time non-interest expense items recorded in 2024:
Deposit servicing fees prior to 2024	—	—	—	(7,106)	—	(7,106)	—
FDIC premiums prior to 2024	—	—	—	(4,208)	—	(4,208)	—
Non-income taxes prior to 2024	—	2,997	—	—	—	2,997	—
Total one-time non-interest expense items	—	2,997	—	(11,314)	—	(8,317)	—
Adjusted core non-interest expense	$108,571	$106,356	$100,709	$87,355	$89,405	$402,991	$347,186

Core efficiency ratio (1)	56.12%	61.69%	53.47%	54.24%	46.70%	56.25%	45.45%

Adjusted core efficiency ratio (adjusted for one-time non-interest expense items) (2)	56.12%	63.48%	53.47%	48.02%	46.70%	55.11%	45.45%
(1) Core efficiency ratio calculated as core non-interest expense divided by core revenue.
(2) Adjusted core efficiency ratio calculated as adjusted core non-interest expense divided by core revenue.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)

(Dollars in thousands, except per share data)

Core Non-Interest Expense to Average Total Assets and Adjusted Core Non-Interest Expense to Average Total Assets- Customers Bancorp						Twelve Months Ended December 31,
(Dollars in thousands, except per share data)	Q4 2024	Q3 2024	Q2 2024	Q1 2024	Q4 2023	2024	2023
GAAP non-interest expense	$110,375	$104,018	$103,452	$99,169	$93,767	$417,014	$352,663
Severance expense	(1,595)	(659)	(2,560)	—	(639)	(4,814)	(1,630)
Impairments on fixed assets and leases	—	—	—	—	—	—	(124)
FDIC special assessment	—	—	(183)	(500)	(3,723)	(683)	(3,723)
Legal settlement	(209)	—	—	—	—	(209)	—
Core non-interest expense	$108,571	$103,359	$100,709	$98,669	$89,405	$411,308	$347,186

One-time non-interest expense items recorded in 2024:
Deposit servicing fees prior to 2024	—	—	—	(7,106)	—	(7,106)	—
FDIC premiums prior to 2024	—	—	—	(4,208)	—	(4,208)	—
Non-income taxes prior to 2024	—	2,997	—	—	—	2,997	—
Total one-time non-interest expense items	—	2,997	—	(11,314)	—	(8,317)	—
Adjusted core non-interest expense	$108,571	$106,356	$100,709	$87,355	$89,405	$402,991	$347,186

Average total assets	$22,179,970	$21,230,404	$20,985,203	$21,335,229	$21,252,273	$21,434,190	$21,486,383

Core non-interest expense to average total assets	1.95%	1.94%	1.93%	1.86%	1.67%	1.92%	1.62%

Adjusted core non-interest expense to average total assets (adjusted for one-time non-interest expense items)	1.95%	1.99%	1.93%	1.65%	1.67%	1.88%	1.62%

Tangible Common Equity to Tangible Assets - Customers Bancorp

(Dollars in thousands, except per share data)	Q4 2024	Q3 2024	Q2 2024	Q1 2024	Q4 2023
GAAP total shareholders’ equity	$1,836,683	$1,801,180	$1,746,865	$1,691,617	$1,638,394
Reconciling items:
Preferred stock	(137,794)	(137,794)	(137,794)	(137,794)	(137,794)
Goodwill and other intangibles	(3,629)	(3,629)	(3,629)	(3,629)	(3,629)
Tangible common equity	$1,695,260	$1,659,757	$1,605,442	$1,550,194	$1,496,971

GAAP total assets	$22,308,241	$21,456,082	$20,942,975	$21,347,367	$21,316,265
Reconciling items:
Goodwill and other intangibles	(3,629)	(3,629)	(3,629)	(3,629)	(3,629)
Tangible assets	$22,304,612	$21,452,453	$20,939,346	$21,343,738	$21,312,636

Tangible common equity to tangible assets	7.6%	7.7%	7.7%	7.3%	7.0%

Tangible Book Value per Common Share - Customers Bancorp

(Dollars in thousands, except share and per share data)	Q4 2024	Q3 2024	Q2 2024	Q1 2024	Q4 2023
GAAP total shareholders’ equity	$1,836,683	$1,801,180	$1,746,865	$1,691,617	$1,638,394
Reconciling Items:
Preferred stock	(137,794)	(137,794)	(137,794)	(137,794)	(137,794)
Goodwill and other intangibles	(3,629)	(3,629)	(3,629)	(3,629)	(3,629)
Tangible common equity	$1,695,260	$1,659,757	$1,605,442	$1,550,194	$1,496,971

Common shares outstanding	31,346,507	31,342,107	31,667,655	31,521,931	31,440,906

Tangible book value per common share	$54.08	$52.96	$50.70	$49.18	$47.61